Exhibit 10.48
July 5, 2006
Mr. Omead Ostadan
c/o Solexa, Inc.
25861 Industrial Blvd.
Hayward, CA 94545
Dear Omead:
This letter sets forth the modified terms and conditions of your employment with Solexa, Inc. (the “Company”).
You will continue to be employed with the Company, with the title of Vice President of Marketing. You will perform all duties customarily associated with the Vice President of Marketing position, and all other job responsibilities reasonably assigned to you. You will report directly to the Chief Executive Officer, and will be a vital member of the Company’s executive management team.
You will receive a base salary for your services paid at the rate of $20,000.00 per month (equivalent to an annual salary of $240,000), less applicable payroll deductions and all withholdings. (As an exempt, salaried employee, you will not be eligible for overtime compensation.) You will also be eligible to earn an annual bonus of up to thirty percent (30%) of your base salary (the “Bonus”), subject to applicable payroll deductions and withholdings, pursuant to the terms and conditions of the Company’s current 2005-2006 Bonus Plan. Thereafter, you will be eligible to receive a Bonus on the terms and conditions of any subsequently adopted Bonus Plan applicable to your position; provided that you must remain in active service with the Company through December 31 of each calendar year and through and including the Bonus payment date in order to be eligible to earn a Bonus for that year. The Company, at its sole discretion, shall determine whether you have earned a Bonus and the amount of the Bonus. Unless otherwise expressly provided in any duly adopted Bonus Plan, no prorated Bonus may be earned or paid. The Company reserves the right change compensation and/or to modify, supersede or terminate the terms of any Bonus Plan at any time, in its sole discretion.
In connection with your employment, you were previously granted options to purchase 125,000 shares of Company Common Stock pursuant to written stock option grant notices and agreements issued to you (collectively, the “Option Documents”). Those options will continue in effect in accordance with the terms set forth in the Option Documents. The Company may grant you additional equity awards in the future, it its sole discretion.

You will continue to participate in all Company benefit plans and programs applicable to similarly situated executive employees of the Company generally, on the same terms, conditions and limitations of those benefit plans, and will continue to accrue fifteen (15) days of vacation each year, subject to the terms of the Company vacation policies and procedures, in effect from time to time.
The terms of your Employee Proprietary Information and Inventions Agreement will remain in full force and effect, and you must abide by all Company rules and regulations in effect from time to time, including the Company’s Code of Conduct.
Your employment with the Company remains at-will, meaning that you may terminate your employment at any time and for any reason whatsoever simply by notifying Solexa. Likewise, Solexa may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Solexa also retains its discretion to make all other decisions concerning your employment (e.g. transfers, job responsibilities, compensation or any other managerial decisions) with or without good cause. This at-will employment relationship cannot be changed except in writing, signed by the Chief Executive Officer.
The employment terms in this letter, together with your Employee Proprietary Information and Inventions Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment and these terms supersede any other agreements or promises made to you by anyone, whether oral or written.
Please sign and date this letter below to confirm your agreement to the modifications to your terms of employment as set forth above.
Omead, we appreciate your service on behalf of the Company, and look forward to your continued contributions.
Sincerely,
/s/ John West
John West
Chief Executive Officer
Understood And Agreed:

/s/ Omead Ostadan	July 5, 2006

Omead Ostadan	Date